UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) November 3, 2009 (October 30, 2009)

Anthracite Capital, Inc.

(Exact name of registrant as specified in its charter)

Maryland	001-13937	13-3978906
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

40 East 52nd Street, New York, New York	10022
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (212) 810-3333

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On October 30, 2009, Anthracite Capital, Inc. (the “Company”) entered into an Exchange Agreement (the “Agreement”) with Kodiak CDO I, Ltd., Kodiak CDO II, Ltd., Attentus CDO III, Ltd. and Taberna Preferred Funding IX, Ltd. (collectively, the “Holders”), pursuant to which the Company agreed to issue unsecured senior notes of the Company in exchange for $64.5 million aggregate principal amount of the Company’s unsecured senior notes beneficially owned by such Holders.

Pursuant to the Agreement, on October 30, 2009, the Company issued (i) $43.5 million aggregate principal amount of new unsecured senior notes in exchange for $36.25 million aggregate principal amount of its 7.22% Senior Notes due 2016, (ii) $7.5 million aggregate principal amount of new unsecured senior notes in exchange for $6.25 million aggregate principal amount of its 7.20% Senior Notes due 2016, and (iii) $26.4 million aggregate principal amount of new unsecured senior notes in exchange for $22 million aggregate principal amount of its 7.772%-to-floating rate Senior Notes due 2017. The Agreement contains customary representations, warranties and covenants.

The new notes were issued under the (i) the Indenture, dated as of October 30, 2009, between the Company and Wells Fargo Bank, N.A., as trustee, relating to the issuance of $43,500,000 aggregate principal amount of Senior Notes, (ii) the Indenture, dated as of October 30, 2009, between the Company and Wells Fargo Bank, N.A., as trustee, relating to the issuance of $7,500,000 aggregate principal amount of Senior Notes, and (iii) the Indenture, dated as of October 30, 2009, between the Company and Wilmington Trust Company, as trustee, relating to the issuance of $26,400,000 aggregate principal amount of Senior Notes (collectively, the “Indentures”).

Pursuant to the respective Indentures, the new notes bear a fixed interest rate of 1.25% per year until the earlier of (i) October 30, 2013 and (ii) the date on which the outstanding aggregate principal amount of senior secured loans under the Company’s senior secured credit facilities with Bank of America, Deutsche Bank and Morgan Stanley is less than or equal to $4,000,000 (the “Modification Period”). After the Modification Period, the new notes bear interest at the same rates as the securities for which they were exchanged. During the Modification Period, the Company will be subject to limitations on its ability (i) to pay cash dividends on shares of its common stock or preferred stock or redeem, purchase or acquire any equity interests and (ii) to create, incur, issue or otherwise become liable for new debt other than trade debt or similar debt incurred in the ordinary course of business and debt in exchange for or to provide the funds necessary to repurchase, redeem, refinance or satisfy the Company’s existing secured and senior unsecured debt. In addition, during the Modification Period, the cure period for a default in the payment of interest when due is three days. The new notes otherwise generally have the same terms, including maturity dates and capital structure priority, as the securities for which they were exchanged.

Pursuant to the Agreement, the Company paid a transaction fee of approximately $323,000 and third-party fees and costs incurred in connection with the exchanges of approximately $253,000.

The foregoing summary does not describe all of the terms contained in the aforementioned agreements and is qualified in its entirety by reference to the full text of the Agreement and the Indentures, copies of which are filed as Exhibits 10.1, 4.1, 4.2 and 4.3 hereto, respectively, and are incorporated by reference herein.

Item 2.03.	Creation of a Direct Financial Obligation.

The information set forth in Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 2.03.

Item 8.01.	Other Events.

On October 30, 2009, the Company did not make interest payments due on such date on its outstanding $13.75 million aggregate principal amount of 7.22% Senior Notes due 2016, its outstanding $15 million aggregate principal amount of 7.772%-to-floating rate Senior Notes due 2017 and its outstanding $37.5 million aggregate principal amount of 8.1275%-to-floating rate Senior Notes due 2017. Under the indentures governing each of these notes, the failure to make an interest payment is subject to a 30-day cure period before constituting an event of default.

For further discussion on possible consequences of an event of default or subsequent acceleration, please refer to the section entitled “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008 and Quarterly Report on Form 10-Q/A for the quarter ended June 30, 2009.

On October 30, 2009, the Company made the interest payment, originally due and payable on September 30, 2009, on the outstanding $18.75 million aggregate principal amount of the Company’s 7.20% Senior Notes due 2016 (the “7.20% Notes”). Additionally, on October 30, 2009, in connection with the exchange of $6.25 million aggregate principal amount of the 7.20% Notes, the interest payment originally due and payable on September 30, 2009 for those 7.20% Notes was satisfied by payment at the new lower rate of 1.25% per year on the increased principal amount.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Document

4.1	Indenture, dated as of October 30, 2009, between Anthracite Capital, Inc. and Wells Fargo Bank, N.A., as trustee, relating to the issuance of $43,500,000 aggregate principal amount of Senior Notes

4.2	Indenture, dated as of October 30, 2009, between Anthracite Capital, Inc. and Wells Fargo Bank, N.A., as trustee, relating to the issuance of $7,500,000 aggregate principal amount of Senior Notes

4.3	Indenture, dated as of October 30, 2009, between Anthracite Capital, Inc. and Wilmington Trust Company, as trustee, relating to the issuance of $26,400,000 aggregate principal amount of Senior Notes

10.1	Exchange Agreement, dated as of October 30, 2009, among Anthracite Capital, Inc., Kodiak CDO I, Ltd., Kodiak CDO II, Ltd., Attentus CDO III, Ltd. and Taberna Preferred Funding IX, Ltd.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ANTHRACITE CAPITAL, INC.

By:	/S/ RICHARD M. SHEA
Name: Richard M. Shea
Title: President and Chief Operating Officer

Dated:	November 3, 2009